Bank of South Carolina Corporation Increases Dividend

CHARLESTON, S.C., Sept. 22, 2011 /PRNewswire/ -- The Board of Directors of Bank of South Carolina Corporation, (Nasdaq: BKSC) the parent Company for The Bank of South Carolina, increased its dividend from $.10 per share to $.11 per share. This quarterly dividend is payable October 31, 2011 to shareholders of record as of October 12, 2011. Hugh C. Lane, Jr., President and Chief Executive Officer of The Bank of South Carolina, commenting on the 10% increase stated, "We thought it was important in this time of economic uncertainty to send a message to our shareholders, customers and community that The Bank of South Carolina remains a strong, profitable institution."

Lane continued, "The Bank began paying a cash dividend in August of 1989, two and a half years after opening for business. October 22, 2011 will be the twenty-fifth anniversary of the Bank receiving its charter from the State Board of Financial Institutions."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, +1-843-724-1500